NEWSRELEASE

 Norfolk Southern Corporation, Three Commercial Place, Norfolk, Va  23510-2191

                                                                                        FOR IMMEDIATE RELEASE

                                                                                        April 21, 2009

NORFOLK SOUTHERN REPORTS FIRST-QUARTER 2009 RESULTS

For first-quarter 2009:

•        Railway operating revenues were $1.9 billion.

•        Income from railway operations was $383 million.

•        Net income was $177 million.

•        Diluted earnings per share were $0.47.

•        The railway operating ratio was 80.3 percent.

NORFOLK, VA. - For the first quarter of 2009, Norfolk Southern Corporation (NYSE: NSC) reported net income of $177 million, or $0.47 per diluted share, compared with $291 million, or $0.76 per diluted share, for the first quarter of 2008.

            "Current economic conditions were clearly reflected in Norfolk Southern's first-quarter results," said Norfolk Southern CEO Wick Moorman.  "We are responding by aggressively controlling costs, while enhancing our service and continuing to invest in projects that will drive future growth.  This approach will position us to participate in the economy's eventual recovery as we tightly manage the company in the face of an ongoing reduction in railway traffic volumes."

            First-quarter railway operating revenues were $1.9 billion, down 22 percent, compared with the first-quarter of 2008, primarily as the result of a 20 percent reduction in traffic volume and lower fuel-related revenues.

            General merchandise revenues were $975 million, 28 percent lower compared with the same period last year.  Coal revenues declined 9 percent to $602 million compared with first-quarter 2008 results.  Intermodal revenues decreased 25 percent to $366 million compared with the first quarter of last year.

            Railway operating expenses for the quarter were $1.6 billion, a decrease of 19 percent over the same period of 2008.

            The railway operating ratio was 80.3 percent, compared with 76.9 percent during first-quarter 2008.

            Norfolk Southern Corporation is one of the nation's premier transportation companies.  Its Norfolk Southern Railway subsidiary operates approximately 21,000 route miles in 22 states and the District of Columbia, serving every major container port in the eastern United States and providing superior connections to western rail carriers.  NS operates the most extensive intermodal network in the East and is North America's largest rail carrier of metals and automotive products.

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Norfolk Southern contacts:

(Media) Frank Brown, 757-629-2710 (fsbrown@nscorp.com)

(Investors) Leanne Marilley, 757-629-2861 (leanne.marilley@nscorp.com)